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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119102

PROSPECTUS

(Dated September 17, 2004)

8,695,652 Shares

NEOMAGIC CORPORATION

Common Stock

        This prospectus relates to the public offering, which is not being underwritten, of up to 8,695,652 shares of our common stock under this prospectus by the selling stockholder identified in this prospectus. The selling stockholder may sell these shares from time to time on or off the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. We issued these shares of our common stock to the selling stockholder in a private transaction.

        For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled "Plan of Distribution" on page 12. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

        Our common stock is listed on the Nasdaq National Market under the symbol "NMGC." On September 16, 2004, the last sale price of our common stock was $1.18 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

        The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2004

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

THE COMPANY

        NeoMagic Corporation provides applications processors to enable new generations of handheld Internet systems, including personal digital assistants and cellular phones. Our products are designed to offer the lowest power, smallest form-factor, and best multimedia features and performance. NeoMagic has pioneered the integration of complex logic, memory and analog circuits into single-chip solutions.

        We are incorporated in Delaware and our principal executive offices are located at 3250 Jay Street, Santa Clara, California 95054. Our telephone number at that address is (408) 988-7020.

        In this prospectus, the terms "NeoMagic," "Company," "we," "us" and "our" refer to NeoMagic Corporation and its subsidiaries.

RISK FACTORS

        Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein, including our consolidated financial statements and related notes.

        In addition, this prospectus and our SEC reports include "forward-looking statements." When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

We Expect to Continue to Incur Significant Losses in Fiscal 2005

        The Company has been incurring substantial losses as it invests heavily in new product development in advance of achieving significant customer sales. This is expected to continue in fiscal year 2005. The Company's ability to achieve cash flow breakeven is likely to depend on the success of its MiMagic 5 and its recently announced MiMagic 6 products. However, even if the MiMagic 5, MiMagic 6, and subsequent products achieve widespread customer acceptance, the length of customer design-in cycles would preclude significant product shipments in fiscal 2005. Accordingly, even if these new products are successful, the Company will incur significant additional losses in fiscal 2005.

Our Annual and Quarterly Performance May Fluctuate

        The Company's quarterly and annual results of operations are affected by a variety of factors that could materially adversely affect net sales, gross margin and operating results. These factors include, among others, the ability of the Company to increase its customer base and its sales, the abilities of manufacturing subcontractors to make adequate and timely deliveries, access to advanced production process technologies from manufacturing subcontractors, and recruiting and retaining employees including those with engineering expertise in new disciplines. In particular, the Company's new product development efforts and customer engagements in System-on-Chip integration and supporting multimedia technologies such as MPEG-4 streaming video represent new endeavors and consequently carry greater risks of successful and timely execution. Any one or more of these factors could result in the Company failing to achieve its expectations as to future revenues and profits. Furthermore, the majority of the Company's sales were historically made, and are expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements, which increases the difficulty of forecasting sales. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In future quarters, the Company's operating results may be below the expectations of public market analysts or investors.

We May Need Additional Capital

        The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company believes that its existing capital resources will be sufficient to meet the Company's capital requirements through the next 12 months, although the Company could be required, or could elect, to seek to raise additional capital in the future. The Company's future capital requirements will depend on many factors, including the rate of net sales growth, timing and extent of spending to support research and development programs in new and existing areas of technology, expansion of sales and marketing support activities, and timing and customer acceptance of new products. The Company may raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Our Financial Results could be Affected by Changes in Accounting Rules

        Our financial results could be affected by potential changes in the accounting rules governing the recognition of stock-based compensation expense. We measure compensation expense for our employee stock plans under the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In addition, we provide pro forma disclosures of our operating results in our Notes to Consolidated Financial Statements as if the fair value method of accounting had been applied in accordance with SFAS No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS 123, the charge would have been significant, totaling $3.6 million, $5.6 million and $6.7 million during fiscal 2004, 2003 and 2002, respectively. Currently, the U. S. Congress, the Securities and Exchange Commission and the Financial Accounting Standards Board are considering changes to accounting rules concerning the recognition of stock option compensation expense. If one or more of these proposals are implemented, we and other companies may be required to measure compensation expense using a fair value method, which would adversely affect our results of operations by reducing our income or increasing our losses by an amount equal to such stock option charges.

We have a Limited Customer Base

        Three customers accounted for 43%, 30% and 18%, of net sales for the three months ended July 31, 2004. Four customers accounted for 33%, 18%, 17% and 15% of net sales for the three months ended July 31, 2003. Four customers accounted for 37%, 27%, 13% and 11% of net sales for the six months ended July 31, 2004. Four customers accounted for 30%, 26%, 15% and 13% of net sales for the six months ended July 31, 2003. The Company expects that a small number of customers will continue to account for a substantial portion of its net sales for the foreseeable future. Furthermore, the majority of the Company's sales was historically made, and is expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements. As a result, the Company's business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using the Company's products, or by a decline in the number of handheld systems sold by a single customer.

We May Lose Our Customer Base

        The Company's products are designed to afford the handheld systems manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that other future developments in components or subassemblies incorporate one or more of the advantages offered by the Company's products, the market demand for the Company's products may be negatively impacted.

We Face Intense Competition in Our Markets

        The market for applications processors is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. NeoMagic believes that the principal factors of competition in this market are imaging performance, price, features, power consumption, size and software support. The ability of the Company to compete successfully in the applications processor market depends on a number of factors including, success in designing and subcontracting the manufacture of new products that implement new technologies, product quality and reliability, price, ramp of production of the Company's products for particular system manufacturers, customer demand and acceptance of more sophisticated multimedia functionality on handheld systems, end-user acceptance of the system manufacturers' products, market acceptance of competitors' products and general economic conditions.

        NeoMagic competes with both domestic and international companies, some of which have substantially greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of their products. The Company's principal sources of competition include ST Microelectronics' Nomadik line, certain of Samsung's S3C chips and Texas Instruments' OMAP product line, as well as self-developed products from a number of vertically integrated electronics firms. NeoMagic may also face increased competition from new entrants into the market including companies currently at developmental stages. NeoMagic believes it has significant intellectual properties and has historically demonstrated expertise in SOC technology. However, the inability of the Company to introduce timely new products for its market, to support these products in customer programs, or to manufacture these products could have a material adverse effect on the Company's business, financial condition and operating results.

        Some of the Company's current and potential competitors operate their own manufacturing facilities. Since the Company does not operate its own manufacturing facility and may from time-to-time make binding commitments to purchase products, it may not be able to reduce its costs and cycle time or adjust its production to meet changing demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on the Company's results of operations.

Our Products May be Incompatible with Evolving Industry Standards and Market Trends

        The Company's ability to compete in the future will also depend on its ability to identify and ensure compliance with evolving industry standards and market trends. Unanticipated changes in market trends and industry standards could render the Company's products incompatible with products developed by major hardware manufacturers and software developers. As a result, the Company could be required to invest significant time and resources to redesign its products or obtain license rights to technologies owned by third parties in order to ensure compliance with relevant industry standards and market trends. There can be no assurance that the Company will be able to redesign its products or obtain the necessary third-party licenses within the appropriate window of market demand. If the Company's products are not in compliance with prevailing market trends and industry standards for a significant period of time, the Company could miss crucial OEM (Original Equipment Manufacturer) and ODM (Original Design Manufacturer) design cycles, which could result in a material adverse effect on the Company's business, financial condition and results of operations.

We Depend on New Product Development to Meet Rapid Market and Technological Change

        The Company is focused on providing high-performance semiconductor solutions for sale to OEMs of handheld systems. New product planning is primarily focused on Integrated System-on-Chip semiconductor products for handheld systems, and multimedia technologies for integration into such products, such as MPEG-4 and H.264 video compression, 3D graphics, and audio technologies. The Company's future business, financial condition and results of operations will depend to a significant extent on its ability to develop new products that address these market opportunities. As a result, the Company believes that significant expenditures for research and development will continue to be required in the future.

        The Company must anticipate the features and functionality that consumers and infrastructure providers will demand, incorporate those features and functionality into products that meet the exacting design requirements of equipment manufacturers, price its products competitively and introduce the products to the market on a timely basis. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability to create or acquire intellectual property, the ability of strategic manufacturing partners to effectively design and implement the manufacture of new products, quality of new products, differentiation of new products from those of the Company's competitors and market acceptance of the Company's and its customers' products. There can be no assurance that the products the Company expects to introduce will incorporate the features and functionality demanded by system manufacturers and consumers, will be successfully developed, or will be introduced within the appropriate window of market demand, nor can there be assurance that customers who utilize the Company's semiconductor products will achieve the levels of market success with their own system products that they may project to the Company.

        Because of the complexity of its products, the Company has experienced occasional delays in completing development and introduction of new products. In the event that there are delays in production of current products, or in the completion of development of future products, including the products currently under development for introduction over the next 12 to 18 months, the Company's potential future business, financial condition, and results of operations will be materially adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by the Company.

We Depend on Third-Party Manufacturers to Produce Our Products

        The Company's products require wafers manufactured with state-of-the-art fabrication equipment and techniques. The Company currently utilizes several foundries for wafer fabrication. The Company expects that, for the foreseeable future, some of its products will be manufactured by a single source. Since, in the Company's experience, the lead time needed to establish a strategic relationship with a new wafer fabrication partner is at least 12 months, and the estimated time for a foundry to switch to a new product line ranges from four to nine months, there may be no readily available alternative source of supply for specific products. A manufacturing disruption experienced by the Company's manufacturing partners, the failure of the Company's manufacturing partners to dedicate adequate resources to the production of the Company's products, or the financial instability of the Company's manufacturing partners would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, in the event that the transition to the next generation of manufacturing technologies by the Company's manufacturing partner is unsuccessful, the Company's business, financial condition and results of operations would be materially and adversely affected.

        There are many other risks associated with the Company's dependence upon third-party manufacturers, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to the Company; and potential misappropriation of NeoMagic's intellectual property. The Company is dependent on its manufacturing partners to produce wafers with acceptable quality and manufacturing yields, deliver those wafers on a timely basis to the Company's third party assembly subcontractors and to allocate to the Company a portion of their manufacturing capacity sufficient to meet the Company's needs. Although the Company's products are designed using the process design rules of the particular manufacturer, there can be no assurance that the Company's manufacturing partners will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, there can be no assurance that the Company's manufacturing partners will continue to devote adequate resources to the production of the Company's products or continue to advance the process design technologies on which the manufacturing of the Company's products are based.

We Rely on Third-Party Subcontractors to Assemble and Test Our Products

        The Company's products are assembled and tested by third-party subcontractors. The Company does not have long-term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. As a result of its reliance on third-party subcontractors to assemble and test its products, the Company cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of the Company's products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if the Company were required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

We May Encounter Inventory Excess or Shortage

        The Company has wafer supply relationships with several foundries to support the Company's product efforts. Normally, the Company places binding purchase orders two to three months prior to wafer shipment. The Company orders wafers for deliveries in advance and with the additional time to assemble and test wafers, the Company can have orders for finished goods that will not be available for up to four months into the future. If the Company does not have sufficient demand for its products and cannot cancel its current and future commitments without material impact, the Company may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If the Company cancels a purchase order, it must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. The Company must place purchase orders for wafers before it receives purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which can be unexpected and dramatic, and from time-to-time will cause the Company to have an excess or shortage of wafers for a particular product. As a result of the long lead-time for manufacturing wafers and the increase in "just in time" ordering by manufacturers, semiconductor companies such as the Company from time-to-time must take charges for excess inventory. The Company did in fact incur such charges in fiscal 2001 of $9.2 million. Significant write-offs of excess inventory have had and could continue to have a material adverse effect on the Company's financial condition and results of operations. Conversely, failure to order sufficient wafers would cause the Company to miss revenue opportunities and, if significant, could impact sales by the Company's customers, which could adversely affect the Company's customer relationships and thereby materially adversely affect the Company's business, financial condition and results of operations.

Our Manufacturing Yields May Fluctuate

        The fabrication of semiconductors is an extremely complex process, which typically includes hundreds of process steps. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, utilization of equipment with variations and numerous other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. The Company often purchases wafers, not die, and pays an agreed upon price for wafers meeting certain acceptance criteria. Accordingly, the Company bears the risk of the yield of good die from wafers purchased meeting the acceptance criteria.

        Semiconductor manufacturing yields are a function of both product design, which is developed largely by the Company, and process technology, which is typically proprietary to the manufacturer.

        Historically, the Company has experienced lower yields on new products. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation by and communication between the Company and the manufacturer. This risk is compounded by the offshore location of the Company's manufacturers, increasing the effort and time required identifying, communicating and resolving manufacturing yield problems. As the Company's relationships with new manufacturing partners develop, yields could be adversely affected due to difficulties associated with adapting the Company's technology and product design to the proprietary process technology and design rules of each manufacturer. Any significant decrease in manufacturing yields could result in an increase in the Company's per unit product cost and could force the Company to allocate its available product supply among its customers, potentially adversely impacting customer relationships as well as revenues and gross margins. There can be no assurance that the Company's manufacturers will achieve or maintain acceptable manufacturing yields in the future.

Uncertainty and Litigation Risk Associated with Patents and Protection of Proprietary Rights

        The Company relies in part on patents to protect its intellectual property. As of July 31, 2004, the Company has been issued 77 patents, each covering certain aspects of the design and architecture of the Company's products. Additionally, the Company has numerous patent applications pending. There can be no assurance that the Company's pending patent applications, or any future applications will be approved. Further, there can be no assurance that any issued patents will provide the Company with significant intellectual property protection, competitive advantages, or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. In addition, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around any patents that may be issued to the Company.

        The Company also relies on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect its intellectual property. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent intellectual property or otherwise gain access to the Company's trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that the Company can meaningfully protect its intellectual property. A failure by the Company to meaningfully protect its intellectual property could have a material adverse effect on the Company's business, financial condition and results of operations.

        As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. In December 1998, the Company filed a lawsuit in the United States District Court for the District of Delaware seeking damages and an injunction against Trident Microsystems, Inc. The suit alleged that Trident's embedded DRAM graphics accelerators infringe certain patents held by the Company. In January 1999, Trident filed a counter claim against the Company alleging an attempted monopolization in violation of antitrust laws, arising from NeoMagic's filing of the patent infringement action against Trident. The Court ruled that there was no infringement by Trident. The Company filed an appeal in the United States Court of Appeals, for the Federal

Circuit. On April 17, 2002, the United States Court of Appeals for the Federal Circuit affirmed the lower court's judgment of non-infringement on one patent and vacated the court's judgment of non-infringement on another patent, thereby remanding it to the lower court for further proceedings. In November 2002, the lower court heard oral arguments on cross-motions for summary judgment on the matter. In May 2003, the lower court ruled in favor of Trident. In December 2003 the Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. Management believes the Company has valid defenses against Trident's claims. There can be no assurance as to the results of the patent infringement appeal and the counter-suit for antitrust filed by Trident. As the Company cannot reasonably estimate the outcome of the claim, no accrual has been recorded for the potential loss contingency relating to the Trident counter-suit.

        Any patent litigation, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel from productive tasks, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that current or future infringement claims by third parties or claims for indemnification by other customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. In the event of any adverse ruling in any such matter, the Company could be required to pay substantial damages, which could include treble damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes, or to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance, however, that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

We Depend on International Sales and Suppliers

        Export sales have been a critical part of the Company's business. Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States and foreign system manufacturers that sell to United States-based OEMs) accounted for 99% and 74% of net sales in the three months ended July 31, 2004 and 2003, respectively. Sales to customers located outside the United States accounted for 93% and 87% of net sales in the six months ended July 31, 2004 and 2003, respectively. The Company expects that net sales derived from international sales will continue to represent a significant portion of its total net sales. Letters of credit issued by customers have supported a portion of the Company's international sales. To date, the Company's international sales have been denominated in United States dollars. Increases in the value of the U.S. dollar relative to the local currency of the Company's customers could make the Company's products relatively more expensive than competitors' products sold in the customer's local currency.

        International manufacturers have produced, and are expected to continue to produce for the foreseeable future, all of the Company's wafers. In addition, many of the assembly and test services used by the Company are procured from international sources. Wafers are priced in U.S. dollars under the Company's purchase orders with its manufacturing suppliers.

        International sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, the Company is subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability, and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which the Company's products may be developed, manufactured or sold, may not protect the Company's intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of the Company's products and intellectual property. There can be no assurance that one or more of these risks will not have a material adverse effect on the Company's business, financial condition and results of operations.

We are Dependent on Qualified Personnel

        The Company's future success depends in part on the continued service of its key engineering, sales, marketing, manufacturing, finance and executive personnel, and its ability to identify, hire and retain additional personnel. There is strong competition for qualified personnel in the semiconductor industry, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The Company has experienced the loss of certain key personnel and also reduced personnel in its restructuring. If the Company's headcount is not appropriate for its future direction and the Company fails to recruit key personnel critical to its future direction in a timely manner, it may have a material adverse effect on the Company's business, financial condition and results of operations.

Our Stock Price May Be Volatile

        The market price of the Company's Common Stock, like that of other semiconductor companies, has been and is likely to continue to be, highly volatile. The market has from time-to-time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Company's Common Stock could be subject to significant fluctuations in response to various factors, including quarter-to-quarter variations in the Company's anticipated or actual operating results, announcements of new products, technological innovations or setbacks by the Company or its competitors, general conditions in the semiconductor industry, unanticipated shifts in the handheld systems market or industry standards, loss of key customers, litigation commencement or developments, changes in or the failure by the Company to meet estimates of the Company's performance by securities analysts, market conditions for high technology stocks in general, and other events or factors. In future quarters, the Company's operating results may be below the expectations of public market analysts or investors.

        There may not be an active, liquid trading market for our common stock. In the first quarter of fiscal 2004, our common stock traded below the $1 minimum bid price requirement of the NASDAQ National Market. If we fail to comply with the continued listing requirements of the NASDAQ National Market, including the minimum bid price per share requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the NASDAQ Small Cap Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the NASDAQ National Market. You may not be able to sell your shares quickly, at the market price or at all if trading in our stock is not active.

Terrorist Attacks, Terrorist Threats, Geopolitical Instability and Government Responses Thereto, May Negatively Impact All Aspects of NeoMagic's Operations, Revenues, Costs and Stock Price

        The terrorist attacks in September 2001 in the United States and ensuing events and the resulting decline in consumer confidence has had a material adverse effect on the economy. If consumer confidence does not fully recover, NeoMagic's revenues and profitability will continue to be adversely impacted in fiscal 2005 and beyond. In addition, any similar future events may disrupt NeoMagic's operations or those of its customers and suppliers. In addition, these events have had and may continue to have an adverse impact on the U.S. and world economy, in general, and consumer confidence and spending in particular, which could harm NeoMagic's sales. Any of these events could increase volatility in the U.S. and world financial markets, which could harm NeoMagic's stock price and may limit the capital resources available to it and its customers or suppliers. This could have a significant impact on NeoMagic's operating results, revenues and costs and may result in increased volatility in the market price of its common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See "Selling Stockholder" and "Plan of Distribution" described below.

SELLING STOCKHOLDER

        The following table sets forth the number of shares owned by the selling stockholder as of September 15, 2004. The selling stockholder has not had a material relationship with us within the past three years other than as described below or as a result of the ownership of the shares or other securities of NeoMagic. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After Offering(1)(2)
Name of Selling Stockholder			Number of Shares Being Offered
	Number	Percent(3)		Number	Percent(3)
Satellite Strategic Finance Associates, LLC	6,956,522(4)	17.5	8,695,652	0	*

*
Less than 1% of our outstanding common stock.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)
Assumes that selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and selling stockholder may decide not to sell its shares that are registered under this registration statement. This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(3)
Based on 32,828,585 shares outstanding as of September 10, 2004.

(4)
Includes 4,347,826 shares of common stock and warrants exercisable for 2,608,696 shares of common stock. The 8,695,652 shares of our common stock registered on behalf of Satellite Strategic Finance Associates, LLC under this registration statement on Form S-3 may be issued pursuant to the exercise of certain warrants issued in a private transaction pursuant to a Securities Purchase Agreement dated August 19, 2004 or pursuant to the conversion of Series B Convertible Preferred Stock issued in such private transaction pursuant to the terms of the Company's Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed with Securities and Exchange Commission as Exhibit 4.4 to the Current Report on Form 8-K on August 24, 2004. The Certificate of Designations and the warrants issued to the selling stockholder contain provisions that prevent conversion of the preferred stock or exercise of the warrants if such conversion or exercise would result in the selling stockholder owning greater than 4.9% of our common stock then outstanding. Accordingly, the selling stockholder disclaims beneficial ownership of any shares of its common stock in excess of such amount.

PLAN OF DISTRIBUTION

        We are registering 8,695,652 shares of common stock (the "Shares") on behalf of the selling stockholder. The Shares may be offered and sold from time to time by the selling stockholder. We originally issued the Shares in connection with the transactions contemplated by the Securities Purchase Agreement between NeoMagic and the selling stockholder, dated August 19, 2004. We are registering the Shares pursuant to the Registration Rights Agreement between NeoMagic and the selling stockholder, dated August 19, 2004. The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act, provided by Regulation D thereof.

        The selling stockholder will act independently of NeoMagic in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the Shares in the over-the-counter market or otherwise, at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) negotiated prices. The selling stockholder may sell some or all of its Shares through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with the distribution of the Shares, the selling stockholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also:

  •
  sell our common stock short and redeliver the Shares to close out such short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver the Shares to a broker-dealer, who will then resell or transfer the Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

  •
  loan or pledge the Shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholder and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 153 of the Act, which may include delivery through the facilities of the NASD. We will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

        In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder, and we have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        The sale of Shares by the selling stockholder is subject to compliance by the selling stockholder with certain contractual restrictions it have with us. There can be no assurance that the selling stockholder will sell all or any of the Shares.

        We may suspend the use of this prospectus in the event that there is a material, or potentially material, development involving NeoMagic or there is an occurrence of an event that renders the information in this prospectus misleading, incomplete, or untrue.

VALIDITY OF COMMON STOCK

        The validity of the issuance of the common stock in this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our Annual report on Form 10-K for the year ended January 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        GOVERNMENT FILINGS.    We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). In addition, we have filed with the SEC a registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. You may read and copy any document that we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1900, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        STOCK MARKET.    Our common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  (1)
  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

  (2)
  Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004.

  (3)
  Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.

  (4)
  Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2004, August 19, 2004 and August 23, 2004.

  (5)
  Our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 17, 1997.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoMagic Corporation
3250 Jay Street
Santa Clara, California 95054
Attention: Investor Relations
(408) 988-7020

        In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled "Where You Can Find More Information."

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-119102
PROSPECTUS
TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES